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                                                                   EXHIBIT 99.1



        BREA, Calif.--Jan. 12, 2000-- Krause's Furniture Inc. (Amex:KFI - news) today announced a $19.0 million capital investment led by TH Lee.Putnam Internet Partners, L.P. ("THLi"), GE Equity, and other investors. The investment will be used primarily to fund the initial launch of Krause's business-to-business activities and e-commerce capabilities and secondarily to reduce debt and fund capital expenditures.

        Operating under the Krause's Custom Crafted Furniture and Castro Custom Furniture and Convertibles brands, Krause's is the largest combined manufacturer and retailer of made-to-order upholstered furniture in the U.S. Philip M. Hawley, Krause's Chairman and CEO noted, "Krause's is ideally positioned to become the leading retail e-commerce provider in custom upholstered furniture while also providing business-to-business solutions for other furniture e-retailers and independent furniture retailers served by Internet alliance customers as well as the hospitality industry."

        Hawley added: "We have distinct e-commerce advantages in this space. First, this investment leverages our considerable manufacturing and distribution assets in a key segment of the $45 billion home furnishings industry. Second, our vertically and horizontally-integrated operating structure incorporates critical mass, product development expertise, and distribution infrastructure that no one else in the industry possesses. Third, because we don't franchise our stores, we are free of the channel conflicts that challenge other leading furniture manufacturers. And finally, the range of our product offerings - with 80 styles, 50 sizes, and 1,000 fabrics and leathers - provides ideal e-shopping for consumers."

        Jeffrey H. Coats, THLi's Managing Director said: "Krause's meets our primary criteria for a successful Internet investment including its seasoned management team, market leadership in the made-to-order upholstered furniture business, and an opportunity to build on a first mover advantage for e-commerce furniture fulfillment, both in business-to-consumer and business-to-business. We will also work closely with management to leverage our strategic relationships in other Internet firms, such as HomePoint, to expand the opportunities for growth."

        Krause's today also announced it has changed its fiscal year from the Sunday closest to January 31 to the Sunday closest to Christmas. This change will enable the Company to adjust its production cycle to better support all facets of operations, business-to-business activities, and its expanding hospitality business and to achieve incremental operating efficiencies.

About the Investment

        The $19.0 million private placement is for an aggregate of 380,000 shares of Series A Convertible Preferred. Each share of Series A Preferred is convertible into 45.45 shares of common stock at a price of $1.10 per share.

About Krause's Furniture



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        Krause's Furniture is the largest combined manufacturer and retailer of made-to-order upholstered furniture in the United States. Since GE Capital and new management took control in late 1996, Krause's has opened 21 new stores and remodeled 38 others as a fashion forward merchandiser. It has 91 stores in 12 states and sales in the eleven-month period ended Dec. 26, 1999 estimated at $130 million.

About TH Lee.Putnam Internet Partners, L.P. ( "THLi ")

        As lead investor, THLi purchased $13 million of the Series A Preferred Stock, making it Krause's largest investor with 11.8 million equivalent common shares or approximately 25% of fully diluted shares.

        THLi (www.thli.com) makes private equity investments in Internet and Internet-related businesses with strong sustainable growth strategies. Headquartered in New York, it also has offices in San Francisco, Boston, and London. THLi's sponsor is an entity whose owners include Thomas H. Lee Company, one of the oldest and most successful private investment firms in the U.S., with equity investments of $2.8 billion in 76 companies since its founding in 1974.

About GE Equity

        GE Equity, a global equity provider that focuses on growth equity financing, buyouts, and recapitalizations, is Krause's second largest shareholder with 5.0 million shares of common stock as well as 20,000 shares of Series A Convertible Preferred Stock.

        Statements made in this news release, including those relating to Krause's ability to sell products over the Internet, are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among these risks and uncertainties are the following: Internet purchasing of home furnishings in general may not grow; the company lacks experience in e-commerce and serving business-to-business channels; demand for and acceptance of Krause's products could decrease; the retail environment and the ability of Krause's to execute its operating strategies could deteriorate; and competition from existing and new competitors could increase. In addition to the factors set forth elsewhere in this release, the economic, competitive and governmental factors identified by Krause's in its filings with the Securities and Exchange Commission could affect the forward looking statements contained in this news release.

Contact:

             Krause's Furniture Inc.
             714/990-3100
             Robert A. Burton/Herbert Friedman
             or
             Silverman Heller Associates





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             310/208-2550
             Philip Bourdillon/Eugene Heller
             or
             Miller DeMartine Group
             Gregory Miller, 212/626-6694